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EXHIBIT 21.1

SUBSIDIARIES OF WILDHORSE RESOURCE DEVELOPMENT CORPORATION

Name	Jurisdiction
Burleson Sand LLC	Delaware
Burleson Water Resources, LLC	Texas
Esquisto Resources II, LLC	Texas
Petromax E&P Burleson, LLC	Texas
WHCC Infrastructure LLC	Delaware
WHE AcqCo., LLC	Delaware
WHR Eagle Ford LLC	Delaware
WildHorse Resources II, LLC	Delaware
WildHorse Resources Management Company, LLC	Delaware

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  EXHIBIT 21.1
SUBSIDIARIES OF WILDHORSE RESOURCE DEVELOPMENT CORPORATION